Exhibit 10.1
[FORM OF] AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Direct Digital Holdings, LLC, a Texas limited liability company (together with its successors and assigns, the “Company”), and [Name] (“Executive”) to be effective as of May 1, 2025 (the “Effective Date”).
RECITALS
WHEREAS, the Company and Executive are parties to an Employment Agreement dated as of [Date] (the “Prior Agreement”); and
WHEREAS, the Company and Executive wish to replace the Prior Agreement with this Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:
AGREEMENT
1.Term. The Company hereby agrees to continue to employ Executive, and Executive hereby accepts continued employment by the Company, on the terms and conditions hereinafter set forth. Executive’s term of employment by the Company under this Agreement (the “Term”) shall commence on the Effective Date and end on the date on which the term of employment is terminated in accordance with Section 5. Executive’s employment with the Company is and will remain on an employment “at-will” basis.
2.Position.
(a)Duties. During the Term, the Company shall employ Executive as its [TITLE]. Executive shall report directly to [the Company’s Chief Executive Officer, subject to the specific direction of] the Company’s manager, Direct Digital Holdings, Inc. (“DDH”) and its Board of Directors (the “Board”). Executive shall have such duties, powers, and authority as are commensurate with Executive’s position, and such other duties and responsibilities that are commensurate with Executive’s position as specifically delegated to Executive from time to time by [the Company’s Chief Executive Officer or] the Board. Executive shall have a primary office location as designated by the Company or the Board from time to time and agrees to travel as is reasonably necessary for business. To the extent requested by the Board, Executive shall serve during the Term as an officer and/or director for the Company or any of its affiliates without further compensation.
(b)Efforts. Executive agrees to devote Executive’s reasonable best efforts, energies, and skill to the discharge of the duties and responsibilities attributable to Executive’s position and, except as set forth herein, agrees to devote all of Executive’s professional time and attention to the business and affairs of the Company and its affiliates. Executive shall be entitled to engage in service on the board of directors of one (1) not-for-profit organization (as well as additional board or advisory roles, if any, that are approved in advance by [the Company’s Chief Executive Officer] [the Board]) to the extent such service does not interfere with the performance of Executive’s duties and responsibilities to the Company, does not violate any Company policies related to conflict of interests, and does not violate Section 8 (Non-Competition) of this Agreement, as determined by the Company in its sole reasonable discretion. Executive shall be subject to the Bylaws, policies, practices, procedures and rules of the Company, including those policies and procedures set forth in the Company’s Code of Conduct and Ethics. Executive’s violation of the terms of such documents shall be considered a breach of the terms of this Agreement.
3.Compensation.
(a)Base Salary. During the Term, the Company shall pay to Executive a base salary (as in effect from time to time, the “Base Salary”). As of the Effective Date, Executive’s Base Salary is $[______] on an annualized basis. The Compensation Committee of the Board (the “Committee”) may increase or decrease the Base Salary in its sole discretion, taking into account Company and individual performance objectives.

(b)Annual Cash Bonus. During the Term, Executive shall be eligible to receive annual cash bonuses, on terms and conditions as determined by the Committee in its sole discretion, taking into account Company and individual performance objectives. Executive must be employed by the Company on a bonus payment date to receive that bonus or any part thereof.
(c)Long-Term Incentive Award. During the Term, Executive shall be eligible to participate in the Company’s long-term incentive plan, which is currently the Direct Digital Holdings, Inc. 2022 Omnibus Incentive Plan adopted by the Board as of January 17, 2022 (as may be amended from time to time and including any subsequent or replacement long term incentive plan, the “Omnibus Incentive Plan”), subject to the terms and conditions set forth in the plan document as amended from time to time and the corresponding award agreements, as determined by the Committee in its sole discretion, taking into account Company and individual performance objectives.
4.Employee Benefits.
(a)Benefits. Executive shall be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available from time to time to other employees of the Company, subject to Executive’s satisfaction of all applicable eligibility conditions of such plans, programs, and arrangements. Nothing herein shall be construed to limit the Company’s ability to amend or terminate any employee benefit plan or program in its sole discretion.
(b)Insurance and Indemnification. Executive will be entitled to coverage under the Company’s directors’ and officers’ liability insurance policy with respect to Executive’s actions or omissions during the Term on substantially the same terms as provided for the Company’s other officers and pursuant and subject to policy terms and conditions. Executive will also be entitled to indemnification from DDH with respect to Executive’s actions or omissions during the Term on substantially the same terms as provided for the Company’s other officers pursuant and subject to the terms and conditions in DDH’s By-Laws.
(c)Perquisites. During the Term, Executive shall be entitled to participate in all fringe benefits made available to other employees of the Company, and to receive the perquisites provided to other executives of the Company generally, subject to Executive’s satisfaction of all applicable eligibility conditions to receive such fringe benefits and perquisites. In addition, Executive shall be eligible for paid time off (“PTO”) in accordance with the Company’s vacation and PTO policy, inclusive of vacation days and sick days and excluding standard paid Company holidays, in the same manner as PTO days for employees of the Company generally accrue.
(d)Expenses. The Company shall reimburse Executive for all reasonable business and travel expenses incurred in the performance of Executive’s job duties, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with and subject to the expense reimbursement policy of the Company.
5.Termination.
(a)General. The Company may terminate Executive’s employment for any reason or no reason, and Executive may terminate Executive’s employment for any reason or no reason, in either case subject only to the terms of this Agreement; provided, however, that Executive is required to provide to the Company at least sixty days’ written notice of intent to resign from employment for any reason, and provided further, that following Executive’s delivery of notice of resignation, the Company may accelerate the effective date of Executive’s resignation and such acceleration will not constitute a termination by the Company or otherwise change the nature of Executive’s resignation. For purposes of this Agreement, the following terms have the following meanings:
(i)“Accrued Benefits” shall mean: (1) accrued but unpaid Base Salary through the Termination Date, payable within thirty days following the Termination Date; (2) reimbursement for any unreimbursed and reasonable business expenses incurred through the Termination Date consistent with the expense reimbursement policy of the Company, payable within thirty days following the Termination Date; (3) accrued but unused PTO days, but only if payment for accrued but unused PTO days is required by applicable law; and (4) all other payments, benefits, or fringe benefits to which Executive shall be entitled as of the Termination Date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

(ii)“Cause” shall mean the Board’s or the Company’s good-faith determination that: (1) Executive has ceased to perform Executive’s duties for DDH, the Company or any of their subsidiaries (the “Company Group”), which failure amounts to an intentional and extended neglect of Executive’s duties, provided that no such failure shall constitute Cause unless the Executive has been given notice of such failure (if cure is reasonably possible) and has not cured such act or omission within 15 days following receipt of such notice, (2) Executive has engaged or is about to engage in conduct materially injurious (financially, reputationally, or otherwise) to the Company or any affiliate, (3) Executive has been indicted, convicted of, or plead guilty or no contest to, a felony or any crime involving as a material element fraud or dishonesty, (4) Executive has failed to follow the lawful instructions of the Board or Executive’s direct superiors, which failure amounts to an intentional and extended neglect of Executive’s duties; or (5) Executive has materially breached a provision in this Agreement. In the event of a Cause determination by the Board or the Company, the Board or the Company shall provide written notice to Executive identifying such Cause.
(iii)“Change in Control” shall have the meaning defined in the Omnibus Incentive Plan.
(iv)“Good Reason” shall mean (1) a material adverse change in Executive’s title, authority, duties, responsibilities or reporting relationship; (2) any other material breach by the Company of its obligations under this Agreement; (3) a material diminution in Executive’s Base Salary (other than a reduction of 20% or less that proportionately affects all executive officers whose employment agreements would permit such a reduction without triggering a good reason basis for resignation); (4) a relocation of Executive’s primary worksite by more than 50 miles; or (5) a reduction in Executive’s target annual bonus opportunity (expressed as a percentage of Base Salary), but only if such reduction occurs upon or within two years following a Change in Control; provided, in any case, that no event or condition will constitute “Good Reason” unless (A) Executive notifies the Board in writing of such event or condition within thirty days of its initial existence, (B) the Company fails to cure such event or condition within thirty days after the Board’s receipt of written notice thereof from Executive, and (C) Executive resigns from employment within thirty days following the end of that cure period.
(v)“Termination Date” shall mean the date on which Executive’s employment hereunder terminates in accordance with this Agreement.
(b)Severance Pay Other Than Upon or Within Two Years Following a Change in Control. In the event that Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Good Reason, in either case at any time other than upon or within two years following a Change in Control, Executive shall be entitled to receive the Accrued Benefits. In addition, commencing on the first payroll date following the date that is sixty days following the Termination Date, the Company shall continue to pay Executive his or her Base Salary, in accordance with customary payroll practices and subject to applicable withholding and payroll taxes, for a period of twelve months (the “Severance Payments”); provided, however, that the Severance Payments shall be conditioned upon the execution and delivery of a general release of claims by Executive, in a form reasonably satisfactory to the Company, and on such release becoming irrevocable within sixty days following the Termination Date. In the event that Executive fails to timely satisfy this release requirement, the Company shall have no obligation to pay Severance Payments under this Agreement. For purposes of this paragraph, if Executive’s termination of employment is a resignation for the Good Reason described in Section 5(a)(iv)(3), his or her Base Salary will be determined without regarding to the reduction giving rise to such Good Reason. For the avoidance of doubt, (i) except as otherwise provided in Section 5(f), Executive shall not be required to perform any duties for the Company during the period in which Severance Payments are being paid, and (ii) the Severance Payments shall not be eliminated or reduced if Executive seeks, accepts or undertakes other employment during the period in which Severance Payments are being paid (so long as such employment does not involve a breach of the post-employment obligations herein).
(c)Severance Pay Upon or Within Two Years Following a Change in Control. In the event that Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Good Reason, in either case upon or within two years following a Change in Control, Executive shall be entitled to receive the Accrued Benefits. In addition, (i) commencing on the first payroll date following the date that is sixty days following the Termination Date, the Company shall continue to pay Executive his or her Base Salary, in accordance with customary payroll practices and subject to applicable withholding and payroll taxes, for a period of twenty-four months, and (ii) on the first payroll date following the date that is sixty days following the Termination Date, the Company shall pay Executive an amount equal to two times (2x) Executive’s target annual bonus opportunity for the year in which such termination occurs, subject to applicable withholding and payroll taxes (collectively, the “CIC Severance Payments”); provided, however, that the CIC Severance Payments shall be conditioned upon the execution and delivery of a general release of claims by Executive, in a form reasonably satisfactory to the Company, and on such release becoming irrevocable within sixty days following the Termination Date. In the event that Executive fails to timely satisfy this release requirement, the Company shall have no obligation to pay CIC Severance Payments under this Agreement. For purposes of this paragraph, if Executive’s termination of employment is a resignation for the Good Reason described in Section 5(a)(iv)(3) and/or (5), his or her Base Salary and/or target annual bonus opportunity (as applicable) will be determined without regarding to the reduction giving rise to such Good Reason. For the avoidance of doubt, (i) except as otherwise provided in Section 5(f), Executive shall not be required to perform any duties for the Company during the period in which CIC Severance Payments are being paid, and (ii) the CIC Severance Payments shall not be eliminated or reduced if Executive seeks, accepts or undertakes other employment during the period in which CIC Severance Payments are being paid (so long as such employment does not involve a breach of the post-employment obligations herein).
(d)All Other Terminations. In the event that Executive’s employment hereunder is terminated by the Company for Cause, by Executive without Good Reason, or due to Executive’s death or disability, Executive shall be entitled to receive the Accrued Benefits.
(e)Return of Company Property. Upon termination of Executive’s employment for any reason or under any circumstances, Executive shall promptly return any and all of the property of the Company and any affiliates (including, without limitation, all computers, keys, credit cards, identification tags, documents, data, confidential information, work product, and other proprietary materials), and other materials.
(f)Post-Termination Cooperation. Executive agrees and covenants that, following the Term, Executive shall, to the extent requested by the Company, cooperate in good faith with the Company to assist the Company in the pursuit or defense of (except if Executive is adverse with respect to) any claim, administrative charge, or cause of action by or against the Company as to which Executive, by virtue of Executive’s employment with the Company or any other position that Executive holds that is affiliated with or was held at the request of the Company, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall reimburse Executive for Executive’s reasonable out-of-pocket expenses incurred in compliance with this Section.
(g)    Resignation from Officer and Director Positions. Upon termination of Executive’s employment for any reason or under any circumstances, unless otherwise requested by the Board, Executive will resign from all officer and director positions that he or she holds with DDH, the Company and their affiliates, effective as of the Termination Date, and execute such documents as may be requested by the Company to confirm that resignation.
6.Tax Matters.
(a)The Company shall withhold all applicable federal, state, and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.
(b)Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from, or in the alternative, comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “Termination Date,” or like terms shall mean “separation from service.” Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the separation pay exemption under Treas. Reg. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (i) the date which is six months after Executive’s “separation from service” for any reason other than death, or (ii) the date of Executive’s death. This Agreement may be amended without requiring Executive’s consent to the extent necessary (including retroactively) by the Company in order to preserve compliance with Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Executive’s compensation and benefits and the Company does not guarantee that any compensation or benefits provided to Executive will satisfy the provisions of Section 409A.
(c)Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.
(d)All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements are taxable to Executive, such reimbursements shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.
(e)If any payment, benefit, or distribution of any type to or for the benefit of Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would (as determined by the Company) subject Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount. The Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash Parachute Payments that do not constitute deferred compensation within the meaning of Section 409A, then by reducing or eliminating any other Parachute Payments that do not constitute deferred compensation within the meaning of Section 409A, then by reducing or eliminating all other Parachute Payments that do constitute deferred compensation within the meaning of Section 409A, beginning with those payments last to be paid, subject to and in accordance with all applicable requirements of Section 409A.
7.Clawback. The compensation awarded to the Executive under this Agreement or any other program of the Company or its affiliates shall be subject, including on a retroactive basis, to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement) to the extent required or permitted by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), the rules and regulations of any applicable securities exchange or inter-dealer quotation system on which the shares of DDH or an affiliate’s stock may be listed or quoted, or if so required pursuant to a written policy adopted by the Company or DDH.
8.Non-Compete, Non-Solicitation.
(a)Non-Competition. Beginning on the date hereof and continuing through the date that is 12 months following the Termination Date (or 18 months following the Termination Date, if such Termination Date occurs within 24 months following a Change in Control)(the “Restricted Period”), Executive shall not, and shall cause Executive’s affiliates not to, directly or indirectly, through or in association with any third party, in any territory which the Company Group operates as of the Termination Date: (i) market, sell, or provide any products or services which are the same as or substantially similar to or otherwise competitive with the products and services sold or provided by the Company Group as of the Termination Date; or (ii) own, acquire, or control any interest, financial or otherwise, in a third party or business or manage, participate in, consult with, render services for or otherwise assist, any business, that in any case is engaged in selling or providing any products or services which are the same as or substantially similar to or otherwise competitive with the products and services sold or provided by the Company Group as of the Termination Date. However, it shall not be a breach of this section to own one percent or less of the equity of a publicly traded company.
(b)Non-Solicitation. During the Restricted Period, Executive shall not, and shall cause Executive’s affiliates not to, directly or indirectly, through or in association with any third party: (i) call on, solicit, or service, engage or contract with, or take any action which may interfere with, impair, subvert, disrupt, or negatively alter the relationship, contractual or otherwise, between the Company Group and any customer, supplier, distributor, developer, service provider, licensor, or licensee or other material business relation of the Company Group as of the Termination Date; (ii) divert or take away the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished, or sold by the Company Group as of the Termination Date) of any of the clients, customers, or accounts of the Company Group as of the Termination Date; or (iii) attempt to do any of the foregoing, either for Executive’s own purposes or for any other third party.
(c)Non-Raiding. During the Restricted Period, Executive shall not, and shall cause Executive’s affiliates not to, directly or indirectly, through or in association with any third party: (i) solicit, induce, recruit, or encourage any employees or independent contractors of or consultants to the Company Group to terminate their relationship with the Company Group or take away or hire such employees, independent contractors, or consultants; or (ii) attempt to do any of the foregoing, either for Executive’s own purposes or for any other third party.
9.Confidential Information.
(a)Executive acknowledges that: (i) the Confidential Information (as hereinafter defined) is a valuable, special, and unique asset of the Company, the unauthorized disclosure or use of which could cause substantial injury and loss of profits and goodwill to the Company; (ii) Executive is in a position of trust and subject to a duty of loyalty to the Company, and (iii) by reason of Executive’s employment and service to the Company, Executive will have access to the Confidential Information. Executive, therefore, acknowledges that it is in the Company’s legitimate business interest to restrict Executive’s disclosure or use of Confidential Information for any purpose other than in connection with Executive’s performance of Executive’s duties for the Company, and to limit any potential misappropriation of such Confidential Information by Executive.
(b)Executive will not disclose or use at any time, either during the Term or thereafter, any Confidential Information of which Executive is or becomes aware, whether or not such information is developed by Executive, except to the extent that such disclosure or use is directly related to and required by Executive’s performance in good faith of duties assigned to Executive by the Company or has been expressly authorized by the Board; provided, however, that this sentence shall not be deemed to prohibit Executive from complying with any subpoena, order, judgment, or decree of a court or governmental or regulatory agency of competent jurisdiction (an “Order”); provided, further, however, that (i) Executive agrees to provide the Company with prompt written notice of any such Order and to assist the Company, at the Company’s expense, in asserting any legal challenges to or appeals of such Order that the Company in its sole discretion pursues, and (ii) in complying with any such Order, Executive shall limit Executive’s disclosure only to the Confidential Information that is expressly required to be disclosed by such Order. Executive will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss, and theft. Executive shall deliver to the Company at the Termination Date, or at any time the Company may request, all memoranda, notes, plans, records, reports, electronic information, files and software, and other documents and data (and copies thereof) relating to the Confidential Information of the business of the Company which Executive may then possess or have under Executive’s control.
(c)As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed, or obtained by the Company Group in connection with their business, including, but not limited to, information, observations, and data obtained by Executive while employed by the Company or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning (i) the business or affairs of the Company Group (or their predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software and hardware, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) databases and data, (x) accounting and business methods, (xi) inventions, devices, new developments, methods, and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients (and all information with respect to such persons) and customer or client lists, (xiii) suppliers (and all information with respect to such persons) or supplier lists, (xiv) other copyrightable works, (xv) all production methods, processes, technology, and trade secrets, and (xvi) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
(d)For the avoidance of doubt, this provision in no way limits Executive’s obligations or the Company’s rights under state or federal trade secrets statutes. Executive is advised and understands that the federal Defend Trade Secrets Act of 2016 provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(e)Similarly, notwithstanding anything herein to the contrary, Executive understands that this Agreement will not (i) prohibit him or her from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (ii) require notification or prior approval by the Company of any such report; provided that, Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege.
10.Intellectual Property.
(a)Executive hereby assigns and agrees in the future to assign to the Company Executive’s full right, title and interest in all Developments (as defined below), including all Intellectual Property Rights (as defined below) associated therewith or embodied thereby. In addition, all copyrightable works that Executive has created or creates in the course of or related to Executive’s employment with the Company shall be considered “work made for hire” and shall be owned exclusively by the Company.
(b)“Developments” means any invention, formula, process, development, design, work of authorship, discovery, computer program, innovation or improvement made, conceived or first reduced to practice by Executive, solely or jointly with others, during Executive’s employment with the Company and that was developed using the equipment, supplies, facilities or trade secret information of the Company Group or that relates at the time of conception or reduction to practice to: (i) the business of the Company Group, or (ii) any work performed by Executive for the Company Group. The term “Intellectual Property Rights” means all patent rights, trademarks, copyrights, trade secret rights, and any other intellectual property or industrial rights in all countries and territories worldwide. Executive acknowledges and agrees that any copyrightable works included in the Developments shall be considered “works made for hire” under the Copyright Act (17 U.S.C. §§ 101 et seq.) and that Company will be considered the author and owner of such copyrightable works.
(c)To the extent that any copyrightable Development is not recognized as a “work made for hire” as a matter of law, Executive hereby assigns to Company any and all copyrights in and to such Development. To the extent any of the right, title and interest in and to any Development cannot be assigned by Executive to Company, Executive hereby grants to Company an exclusive, royalty-free, fully paid- up, transferable, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. Executive agrees to perform, during and after the Term, all acts deemed necessary or desirable by Company to permit and assist Company, at Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Developments assigned or licensed to Company under this Agreement.
11.Non-Disparagement. Executive agrees that, during the Term and at any time thereafter, Executive will not make, or cause to be made, any statement, observation, or opinion, or communicate any information (whether oral or written), to any person other than a member of the Board, that disparages the Company Group, is likely in any way to harm the business or the reputation of the Company Group, or any of their former, present, or future managers, directors, officers, members, stockholders, or employees.
12.Enforcement. Because Executive’s services are special, unique, and extraordinary and because Executive has access to Confidential Information and Developments, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company, or any of its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).
13.Breach. In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if Executive violates any provision of this Agreement, any obligation of the Company to pay Severance Payments or CIC Severance Payments shall be terminated and of no further force or effect, and Executive shall promptly repay to the Company any Severance Payments or CIC Severance Payments previously made to Executive, in each case, without limiting or affecting Executive’s obligations under this Agreement or the Company’s other rights and remedies available at law or equity.
14.Government Agencies. Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement limits your right to file a charge with, to participate in a proceeding by, to give testimony to, or to communicate with a court, legislative body, administrative agency, government agency or government official. In addition, nothing in this Agreement limits your right to make truthful statements or disclosures about alleged unlawful discrimination, harassment or retaliation.
15.Assurances by Executive. Executive represents and warrants to the Company that Executive may enter into and fully perform all of Executive’s obligations under this Agreement and as an employee of the Company without breaching, violating, or conflicting with (a) any judgment, order, writ, decree, or injunction of any court, arbitrator, government agency, or other tribunal that applies to Executive or (b) any agreement, contract, obligation, or understanding to which Executive is a party or may be bound.
16.Notices. Except as otherwise specifically provided herein, any notice, consent, demand, or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one day after being deposited with Federal Express or other nationally recognized overnight delivery service, or three days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to Executive, at Executive’s home or office address. Either party may change such address from time to time by notice to the other.
17.Governing Law; Venue. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Texas, without giving effect to any choice of law rules or other conflicting provision or rule that would cause the laws of any jurisdiction to be applied. Any litigation under this Agreement shall be brought by either of the parties exclusively in the state or federal courts located in Texas. As such, the parties irrevocably consent to the jurisdiction of and venue with the courts in Texas for all disputes related to this Agreement and irrevocably consent to service via nationally recognized overnight carrier, without limiting other service methods allowed by applicable law. Each of the parties irrevocably waives any right to a trial by jury in any action related to this Agreement. The parties acknowledge and agree that the Company is a Texas entity and that the terms in this Section are material to this Agreement.
18.Amendments; Waivers. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of the Company (other than Executive). By an instrument in writing similarly executed (and not by any other means), either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.
19.Assignment. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive. The obligations of Executive hereunder shall be binding upon Executive’s heirs, administrators, executors, assigns, and other legal representatives. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Company’s successors and assigns.
20.Voluntary Execution. Executive acknowledges that (a) Executive has consulted with or has had the opportunity to consult with independent counsel of Executive’s own choosing concerning this Agreement and has been advised to do so by the Company, and (b) Executive has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on Executive’s own judgment and without duress.
21.Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.
22.Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.
23.Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or arbitrator to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
24.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.
25.Entire Agreement; Prior Agreements. This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties, regarding the subject matter of this Agreement. Executive agrees that this agreement supersedes any prior employment, consulting, board services, or similar agreement with the Company, or any of its predecessors or affiliates (including, without limitation, the Prior Agreement).

IN WITNESS WHEREOF, the parties have each executed this Agreement on May ______, 2025.
Executive:

[Name]
The Company:
Direct Digital Holdings, LLC
By:
    [Name, Title]